Exhibit 2(a)

                      Press Release dated August 10, 1999.

POWERSOURCE CORPORATION RECEIVES FUNDING FOR ITS FIRST MARKETING DISTRICT

LOS ANGELES, Aug. 10 /PRNewswire/ -- PowerSource Corporation, "PowerSource," (OTC Bulletin Board: PSRE) has received funding for its first marketing District. This District is one of 39 similar geographic regions throughout California affiliated with PowerSource through limited liability partnerships. Each partnership offers its investors the exclusive right to a portion of the revenues from electric power sales within its chosen District. In exchange for investor funds, PowerSource provides turnkey electricity marketing and provisions the purchase and delivery of its clean, renewable electric power for residential and small commercial customers in the District.

The fee paid to PowerSource for the rights to a single District is $240,000. This fee allows investors to receive thirty-five percent (35%) of the adjusted gross profit for that District for a period of not less than twenty-five (25) years.

This first District (referred to as 107A) is located in Los Angeles County. Effective immediately, the Company began marketing its renewable "green" electricity in this District. In addition, several others Districts are now in the final stages of completing partnership agreements.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above in any jurisdiction where such offer or solicitation would not be permitted by law.

Financial statements made by Power Source Corporation other than historical facts are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such statements about the Company's future expectations, including future revenues and earnings, and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements (future operational, results and sales) involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. SOURCE PowerSource Corporation 08/10/99

CONTACT: Illya Bond, CEO of PowerSource Corporation, 877-MY-POWER
Web site: http://www.mypower.com/ (PSRE)

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